[EXHIBIT 4.2 -- Specimen copy of $0.50 Stock Purchase Warrant Certificate]


No. ____                        SPECIMEN                     ___ WARRANTS


            STOCK PURCHASE WARRANT CERTIFICATE FOR PURCHASE
              OF COMMON STOCK OF PEGASUS AIR GROUP, INC.

This certifies that, FOR VALUE RECEIVED, _____ SPECIMEN ________ or assigns (the "Registered Holder") is the owner of the number of Warrants ("Warrants") specified above. Each Warrant entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate, one fully paid and non-assessable share of Common Stock, $0.001 par value ("Common Stock"), of Pegasus Air Group, Inc., a Nevada corporation (the "Company") at any time prior to expiring on December 31, 2009, upon the presentation and surrender of this Warrant Certificate, at the corporate office of the Company, accompanied by payment of $0.50 per share (the "Purchase Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to Pegasus Air Group, Inc.

The Company may redeem the Warrants, at a price of $0.001 per Warrant, at any time through December 31, 2009 upon not less than 30 days, nor more than 60 days, prior written notice, provided that the closing bid quotation for the Common Stock as reported by any quotation medium on which the Common Stock is quoted is at least $0.55 for ten consecutive trading sessions ending on the two days prior to the day on which notice of redemption is given.

Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of exercise of less than all of the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor for the balance of such Warrants.

Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company. Prior to presentment for registration of transfer hereof, the Company may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.

This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile, by an officer thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

[PEGASUS AIR
  GROUP, INC.                                 SPECIMEN
CORPORATE SEAL NEVADA]

Dated:                                      /s/ Andrew L. Jones
      -------------------                   -----------------------
                                            PRESIDENT